EXHIBIT 10.100

FORM OF PERFORMANCE AWARD AGREEMENT

FOR PERFORMANCE STOCK UNITS

FOR EXECUTIVE OFFICERS

UNDER THE MSCI INC. 2007 AMENDED AND RESTATED EQUITY INCENTIVE COMPENSATION PLAN

MSCI Inc. (“MSCI,” and together with its Subsidiaries, the “Company”) hereby grants to you Performance Stock Units (“PSUs”) as described below. The awards are being granted under the MSCI Inc. 2007 Amended and Restated Equity Incentive Compensation Plan (as may be amended from time to time, the “Plan”).

Participant:	[Name]

Number of PSUs Granted:	[#] PSUs

Grant Date:	[Date] (the “Grant Date”)

Vesting Schedule:	[•]

Performance Period:	[•]

Your PSUs may be subject to forfeiture or recoupment if you terminate employment with the Company or do not comply with the notice requirements, as set forth in the Plan and this Performance Stock Unit Award Agreement (including Exhibit A and Exhibit B attached hereto, this “Award Agreement”).

You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A and Exhibit B attached hereto. You also agree that PSUs granted to you pursuant to this Award Agreement and any Shares issued in settlement or satisfaction thereof are subject to the MSCI Clawback Policy. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website or your brokerage account. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI Inc.

Name:
Title:

EXHIBIT A

TERMS AND CONDITIONS

OF THE PERFORMANCE AWARD AGREEMENT

Section 1. PSUs Generally. MSCI has awarded you PSUs as an incentive for you to continue to provide services to the Company and to align your interests with those of the Company. As such, you will earn your Adjusted PSUs only if you remain in continuous employment with the Company through the Vesting Date, or as otherwise set forth below. Each PSU corresponds to one share of MSCI common stock, par value $0.01 per share (each, a “Share”). Each PSU constitutes a contingent and unsecured promise by MSCI to deliver one Share on the conversion date for such PSU.

Section 2. Performance Adjustment, Vesting and Conversion Schedule and HSR Act.

(a) Performance Adjustment. The number of PSUs awarded under this Award Agreement shall be adjusted, within a range of [•]% to [•]% of the number of PSUs initially awarded to you, after the end of the Performance Period based on the achievement of the [•] and [•] performance metrics (collectively, the “Performance Metrics”) set forth in the table below. Following the end of the Performance Period, management of MSCI shall provide its calculation of the Performance Metrics to the Committee. The Committee will review the extent of the achievement of the Performance Metrics and shall certify in writing such achievement.

The number of PSUs that will be converted into Shares pursuant to Section 2(b), Section 4 or Section 5 (the “Adjusted PSUs”) will be determined based on the following formulas no later than [•] (the “Adjustment Date”):

(i)	Number of PSUs Granted	x	Adjustment Percentage	=	Number of Initial Adjusted PSUs

The “Adjustment Percentage” will be derived as set forth in the table below; provided that there will be extrapolation and interpolation (rounded to two decimal places) to derive Adjustment Percentages not expressly set forth below, and any fractional shares resulting from the application of the Adjustment Percentages will be rounded down. In the event that the threshold performance for either Performance Metric is not satisfied, the number of Initial Adjusted PSUs will be zero.

[Table]

[(ii) Following the adjustment set forth in (i) above, the number of Initial Adjusted PSUs shall be further adjusted to reflect [•] as follows:

Number of Initial Adjusted PSUs	x	[•] Percentage	=	Number of Adjusted PSUs

The “[•] Percentage” will be derived as set forth in the table below; provided that there will be extrapolation and interpolation (rounded to two decimal places) to derive [•] not expressly set forth below, and any fractional shares resulting from the application of the [•] will be rounded down.

[Table]

(b) Vesting and Conversion. The PSUs shall vest [•] (the “Vesting Date”); provided that, subject to Section 4 and Section 5, you continue to be employed by the Company on the Vesting Date; provided, further, that you have complied with all applicable provisions of the HSR Act. Vested Adjusted PSUs shall convert into Shares no earlier than [•], and no later than the Adjustment Date.

(c) HSR Act. If Adjusted PSUs would have vested pursuant to this Section 2 or Section 4, but did not vest solely because you were not in compliance with all applicable provisions of the HSR Act, the vesting date for such Adjusted PSUs shall occur on the first date following the date on which you have complied with all applicable provisions of the HSR Act.

Section 3. Dividend Equivalent Payments. Until your PSUs convert to Shares, if MSCI pays a dividend on Shares, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unconverted PSUs immediately prior to the record date (taking into account any adjustments pursuant to Section 2(a) and adjustments provided under the Plan). No dividend equivalents will be paid to you with respect to any unvested, canceled or forfeited PSUs. MSCI will decide on the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit B. MSCI will pay the dividend equivalent when it pays the corresponding dividend on its common stock or on the next regularly scheduled payroll date.

Section 4. Termination of Employment. Upon termination of employment with the Company prior to the Vesting Date pursuant to this Section 4, the following special vesting and payment terms will apply to your unvested PSUs:

(a) Termination of Employment Due to Death or Disability. If your employment with the Company terminates due to death or Disability, in each case, prior to the Vesting Date, your Adjusted PSUs will vest and convert into Shares on the Adjustment Date (even though you are not employed by the Company on the Vesting Date). Upon a termination of employment due to death, the Adjusted PSUs shall be delivered in accordance with Section 9.

(b) Involuntary Termination of Employment by the Company. In the event of an involuntary termination of your employment by the Company without Cause prior to the Vesting Date, your Adjusted PSUs will vest and convert into Shares on the Adjustment Date (even though you are not employed by the Company on the Vesting Date); provided that such vesting and conversion is subject to your execution and non-revocation of an agreement and release of claims satisfactory to the Company within 60 days following termination of your employment.

(c) Full Career Retirement. If your employment with the Company terminates due to Full Career Retirement (i) prior to or on the Vesting Date, your Adjusted PSUs will convert into Shares on the Adjustment Date; provided, that, if on the Adjustment Date you are subject to a non-compete restriction which has not yet expired, your PSUs will convert into Shares at any time, in the discretion of the Committee, during the period (A) commencing on the Adjustment Date and (B) ending on [•] or (ii) after the Vesting Date, but prior to the Adjustment Date, your Adjusted PSUs will convert into Shares on [•]; provided, however, that, in each case, you do not engage in Competitive Activity prior to the applicable conversion date set forth in this Section 4(c). In the event you engage in Competitive Activity (x) prior to or on the applicable conversion date, you will forfeit the PSUs (whether or not they are Adjusted PSUs) outstanding as of the date of your Full Career Retirement or (y) after the applicable conversion date, but prior to or on the expiry date of your non-compete restriction, you will promptly deliver to the Company all Shares acquired upon conversion of the Adjusted PSUs (or, to the extent you no longer hold such Shares, you will pay to the Company an amount on a gross basis equal to the Fair Market Value of any such Shares on the date the Shares were delivered to you). You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that you have not engaged in Competitive Activity.

(d) Governmental Service Termination. If your employment with the Company terminates prior to the Adjustment Date in a Governmental Service Termination, to the extent permitted under Section 409A, your PSUs will be adjusted (within a range of [•]% to [•]%) based on the expected (or actual, as the case may be if such termination occurs after the expiration of the Performance Period) achievement of the Performance Metrics for the Performance Period, which will be determined by extrapolating from the Performance Metrics that have been achieved as of the end of the most recent completed fiscal quarter prior to the date your employment with the Company terminates, and such Adjusted PSUs will vest and convert into Shares within 60 days following the date of such termination. If your employment with the Company terminates after the Adjustment Date in a Governmental Service Termination under circumstances not involving a Cancellation Event, your remaining Adjusted PSUs will vest and convert into Shares within 60 days following the date of such termination.

(e) Other Resignations from Employment. All other resignations from employment must comply with the Notice Requirements.

(i) If you resign from your employment with the Company under circumstances which are not in accordance with the provisions above in this Section 4, you will forfeit any PSUs that have not vested as of your last day of employment with the Company; and

(ii) If, prior to the Vesting Date, you give MSCI notice of your intention to resign from your employment with the Company as of a date following the Vesting Date, your PSUs will vest and settle in accordance with Section 2; provided, however, that if you do not subsequently comply with the Notice Requirements, the Committee may, in its discretion, require that the gross cash value of the PSUs delivered to you in accordance with this Section 4(e)(ii) be subject to recoupment or payback.

For the avoidance of doubt, (A) revocation of a notice of intention to resign may, in the Company’s sole discretion or if required to comply with Section 409A, be deemed to be noncompliant with the Notice Requirements and, in connection with such revocation, your PSUs may be forfeited and (B) if, after you have given notice of your intention to resign or retire, as applicable, from your employment with the Company, the Company involuntarily terminates your employment without Cause prior to the expiration of your notice period, your outstanding PSUs will be treated in accordance with Section 4(b) or 4(c), as applicable.

Notwithstanding anything to the contrary contained herein, the Adjusted PSUs shall only vest pursuant to this Section 4 provided that you have complied with all applicable provisions of the HSR Act.

Section 5. Change in Control.

(a) General. In the event of a Change in Control, the Committee, in its sole discretion, may provide for (i) the continuation or assumption of your outstanding PSUs under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent, in which case your PSUs will continue to be subject to the terms of this Award Agreement, or (ii) the lapse of restrictions relating to and the settlement of your outstanding PSUs immediately prior to such Change in Control in the event a buyer will not continue or assume the PSUs; provided, however, in each case, the Performance Metric targets relating to any outstanding PSUs (that are not Adjusted PSUs) will be deemed to have been achieved at [•]. Following a Change in Control in which your outstanding PSUs are continued or assumed pursuant to clause (i) above, such PSUs may be settled in cash, stock or a combination thereof.

(b) Qualifying Termination. In the event of a Qualifying Termination (as defined below), your PSUs will vest and convert into Shares within 60 days following such Qualifying Termination. If such 60-day period begins in one taxable year and ends in a subsequent taxable year, such vesting and conversion shall occur in the second taxable year. “Qualifying Termination” means a termination of employment by the Company without Cause or by you for Good Reason (which shall be deemed an involuntary termination of employment by the Company without Cause), in each case within 24 months following the effective date of the Change in Control in which the PSUs are continued or assumed.

Section 6. Cancellation of Awards. Notwithstanding any other terms of this Award Agreement, your PSUs will be canceled prior to conversion in the event of any Cancellation Event. You may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no

Cancellation Event has occurred. If you fail to submit a timely certification or evidence, MSCI will cancel your award. Except as explicitly provided in Section 4, upon a termination of your employment by you or by the Company for any reason, any of your PSUs that have not vested pursuant to Section 2 as of the date of your termination of employment with the Company will be canceled and forfeited in full as of such date.

Section 7. Tax and Other Withholding Obligations. Pursuant to rules and procedures that MSCI establishes (including those set forth in Section 16(a) of the Plan), tax or other withholding obligations arising upon vesting and conversion (as applicable) of your PSUs may be satisfied, in MSCI’s sole discretion, by having MSCI withhold Shares, tendering Shares or by having MSCI withhold cash if MSCI provides for a cash withholding option, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of the Shares on the date your PSUs convert. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of Shares that you may have withheld or that you may tender. You acknowledge that, if you are subject to Tax-Related Items (as defined below) in more than one jurisdiction, the Company (including any former employer) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Section 8. Nontransferability. You may not sell, pledge, hypothecate, assign or otherwise transfer your PSUs, other than as provided in Section 9 or by will or the laws of descent and distribution or otherwise as provided for by the Committee.

Section 9. Designation of a Beneficiary. If you reside in the United States, you may make a written designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with your personal tax or estate planning representative. Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this award, MSCI may determine in its sole discretion to deliver the Shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Shares.

Section 10. Ownership and Possession. Except as set forth herein, you will not have any rights as a stockholder in the Shares corresponding to your PSUs prior to conversion of your PSUs.

Section 11. Securities Law Compliance Matters. MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your PSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.

Section 12. Compliance with Laws and Regulations. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your PSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 13. No Entitlements.

(a) No Right to Continued Employment. This PSU award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company.

(b) No Right to Future Awards. This award, and all other awards of PSUs and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of PSUs or any other equity-based award at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(c) No Effect on Future Employment Compensation. MSCI has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

Section 14. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Section 15. Consents under Local Law. Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or to be obtained under, applicable local law.

Section 16. Award Modification and Section 409A.

(a) Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your PSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. MSCI may not modify your PSUs in a manner that would materially impair your rights in your PSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your PSUs in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or to ensure that your PSUs are not subject to tax prior to payment. MSCI will notify you of any amendment of your PSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

(b) Section 409A.

(i) You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. For the avoidance of doubt, the Company makes no representations that the payments provided under this Award Agreement comply with Section 409A, and in no event will the Company be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

(ii) Notwithstanding the other provisions of this Award Agreement, to the extent necessary to comply with Section 409A, no conversion specified hereunder shall occur unless permissible under Section 409A. If MSCI considers you to be one of its “specified employees” and you are a U.S. taxpayer, in each case, at the time of your “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Specified Employee Period”). Any conversion of Adjusted PSUs into Shares that would have occurred during the Specified Employee Period but for the fact that you are deemed to be a specified employee shall be satisfied either by (A) conversion of such Adjusted PSUs into Shares on the first business day following the Specified Employee Period or (B) a cash payment on the first business day following the Specified Employee Period equal to the value of such Adjusted PSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI; provided, that to the extent this Section 16(b)(ii) is applicable, in the event that after the date of your separation from service from the Company you (X) die or (Y) accept employment at a Governmental Employer and provide MSCI with satisfactory evidence demonstrating that as a result of such new employment the divestiture of your continued interest in MSCI equity awards or continued ownership of the Shares is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer, any conversion or payment delayed pursuant to this Section 16(b)(ii) shall occur or be made immediately. For the avoidance of doubt, any determination as to form of payment provided in this Section 16(b)(ii) will be in the sole discretion of MSCI.

(iii) For purposes of any provision of this Award Agreement providing for the payment of any amounts of nonqualified deferred compensation upon or following a termination of employment from the Company, references to your “termination of employment” (and corollary terms) shall be construed to refer to your “separation from service” from the Company.

(iv) MSCI reserves the right to modify the terms of this Award Agreement, including, without limitation, the payment provisions applicable to your PSUs, to the extent necessary or advisable to comply with Section 409A and reserves the right to make any changes to your PSU award so that it does not become subject to Section 409A or become subject to a Specified Employee Period.

Section 17. Severability. In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void, and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.

Section 18. Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 19. Governing Law; Venue. This Award Agreement and the related legal relations between you and the Company will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction. For purposes of litigating any dispute that arises under this grant or the Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

Section 20. Rule of Construction for Timing of Conversion. With respect to each provision of this Award Agreement that provides for your PSUs to convert to Shares on a specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the applicable vesting date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.

Section 21. Non-U.S. Participants. The following provisions will apply to you if you reside or work outside of the United States. For the avoidance of doubt, if you reside or work in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.

(a) Termination of Employment. Unless otherwise provided in Section 4, your employment relationship will be considered terminated as of the date you are no longer actively providing services to the Company (whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and such date will not be extended by any notice period (e.g., your period of service would not include any contractual notice period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any).

(b) Tax and Other Withholding Obligations. You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

In the event that withholding in and/or tendering Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the PSUs, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent.

Finally, you agree to pay to the Company, including through withholding from your wages or other cash compensation paid to you by MSCI and/or your employer, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. MSCI may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

(c) Nature of Grant. In accepting the PSUs, you acknowledge, understand and agree that:

(i) the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;

(ii) this PSU award is not an employment or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued employment with the Company or interfere with the ability of the Company to terminate your employment or service relationship (if any);

(iii) this award, and all other awards of PSUs and other equity-based awards, are discretionary, voluntary and occasional. This award does not confer on you any contractual or other right or entitlement to receive another award of PSUs, any other equity-based award or benefits in lieu of PSUs at any time in the future or in respect of any future period. You agree that any release required under Section 4 of this Award Agreement is in exchange for the grant of PSUs hereunder, for which you have no current entitlement.

(iv) MSCI has made this award to you in its sole discretion. All decisions with respect to future PSU or other grants, if any, will be at the sole discretion of MSCI;

(v) you are voluntarily participating in the Plan;

(vi) the grant of PSUs and the Shares subject to the PSUs are not intended to replace any pension rights or compensation;

(vii) this award does not confer on you any right or entitlement to receive compensation in any specific amount. In addition, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(viii) unless otherwise agreed with MSCI, the PSUs and the Shares subject to the PSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Subsidiary;

(ix) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(x) no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the termination of your employment relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and

(xi) you acknowledge and agree that the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the PSU or of any amounts due to you pursuant to the settlement of the PSU or the subsequent sale of any shares of Common Stock acquired upon settlement.

(d) Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other PSU grant materials by and among, as applicable, MSCI and any Subsidiary for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in MSCI, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

You understand that Data will be transferred to E*Trade Financial Corporate Services, Inc., or such other stock plan service provider as may be selected by MSCI in the future, which is assisting MSCI with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States. or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize MSCI, E*Trade Financial Corporate Services, Inc., and any other possible recipients which may assist MSCI (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seeks to revoke your consent, your service and career with the Company will not be adversely affected; the only consequence of refusing or withdrawing your consent is that MSCI would not be able to grant you PSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

(e) Language. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(f) Electronic Delivery and Acceptance. MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.

(g) Exhibit B. Notwithstanding any provisions in this Award Agreement, the PSUs shall be subject to any special terms and conditions set forth in Exhibit B to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Award Agreement.

(h) Insider Trading Restrictions/Market Abuse Laws. Depending on your country of residence, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell Shares or rights to Shares (e.g., PSUs) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You are responsible for ensuring compliance with any applicable restrictions, and you should consult your personal legal advisor on this matter.

Section 22. Defined Terms. For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

A “Cancellation Event” will be deemed to have occurred under any one of the following circumstances:

(a) misuse of Proprietary Information or failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Proprietary Information;

(b) termination from the Company for Cause (or a later determination that you could have been terminated for Cause; provided that such determination is made within six months of termination);

(c) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements;

or if, without the consent of MSCI:

(d) while employed by the Company, including during any notice period applicable to you in connection with your termination of employment with the Company, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another company; or

(e) while employed by the Company, including during any notice period applicable to you in connection with your termination of employment with the Company, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) solicit or entice away or in any manner attempt to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

“Cause” means:

(a) any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within 30 days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;

(b) your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not successfully refuted by you within 30 days after written notification thereof to you by the Company;

(c) your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company conducts business; or

(d) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a) any one person or more than one person acting as a group (as determined under Section 409A), other than (i) any employee plan established by the Company, (ii) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any 12-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI; provided that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI’s stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 50% or more of either the then outstanding Shares or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(d) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if you are part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board with the powers of the Committee under the Plan, or any subcommittee appointed by such Committee; provided, however, that, for purposes of administering Section 4 with respect to awards granted to participants who are not officers or directors of the Company subject to Section 16(b) of the Exchange Act, the Committee may delegate its authority to the Company’s Chief Executive Officer, Head of Human Resources or Head of Compensation and Benefits.

“Competitive Activity” includes entering into any arrangement with a Competitor whereby you would be responsible for providing or managing others who are providing services at any time during the period commencing on the date of termination of your employment and ending on the one-year anniversary thereof:

(a) that are similar or substantially related to the services that you provided to the Company at any time during the one-year period preceding the date of your termination of employment with the Company;

(b) that you had direct or indirect managerial or supervisory responsibility for at the Company at any time during the one-year period preceding the date of your termination of employment with the Company; or

(c) that involve the application of the same or similar specialized knowledge or skills as those utilized by you in your services at the Company at any time during the one-year period preceding the date of your termination;

provided that acquisition solely by you or in concert with others of 5% or greater equity, voting or other financial interest in a publicly traded company that could be deemed to be a Competitor shall be deemed Competitive Activity.

“Competitor” means any entity that is engaged in any activity, or that owns a significant interest (equity, voting, financial or otherwise) in an entity, that competes with any business activity the Company engages in, or that you reasonably had knowledge of or should have had knowledge of that the Company was planning to engage in on the date of your termination of employment with the Company.

“Disability” means (a) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (b) you, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

[“Full Career Retirement” means a termination of employment with the Company other than under circumstances involving any Cancellation Event (other than the required notice periods) and other than due to your death or Disability on or after the date that you attain the age of 55 and ten years of service with the Company (giving effect to credit for prior service with MSCI’s Subsidiaries and affiliates, as applicable). For the avoidance of doubt, you will only receive credit for employment with entities which are MSCI’s Subsidiaries and affiliates to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction pursuant to which such entity became a Subsidiary of affiliate of MSCI.]

[“Full Career Retirement” means a termination of employment with the Company other than under circumstances involving any Cancellation Event (other than the required notice periods) and other than due to your death or Disability on or after the date that you meet any of the following criteria:

(a) age 50 and 12 years of service with the Company as a Managing Director or comparable officer;

(b) age 50 and 15 years as an officer of the Company;

(c) age 55 with five years of service with the Company and age plus years of service equals or exceeds 65; or

(d) 20 years of service with the Company;

provided that, for purposes of this definition, service with the Company will include any period of service with the following entities and any of their predecessors:

(i) Barra Inc. and its subsidiaries, prior to the acquisition by the Company;

(ii) Capital International Perspectives S.A., prior to the acquisition by the Company;

(iii) Morgan Stanley;

(iv) Morgan Stanley Group Inc. and its subsidiaries (“MS Group”) prior to the merger with and into Dean Witter, Discover & Co.; and

(v) Dean Witter, Discover & Co. and its subsidiaries (“DWD”) prior to the merger of Morgan Stanley Group Inc. with and into Dean Witter, Discover & Co.; provided that, in the case of an employee who has transferred employment from DWD to MS Group or vice versa, a former employee of DWD will receive credit for employment with DWD only if he or she transferred directly from DWD to Morgan Stanley & Co. Incorporated or its affiliates subsequent to February 5, 1997, and a former employee of MS Group will receive credit for employment with MS Group only if he or she transferred directly from MS Group to Morgan Stanley DW Inc. or its affiliates subsequent to February 5, 1997.

For the avoidance of doubt, you will only receive credit for employment with the entities listed above to the extent that you were an employee of such entity on the closing date of the applicable corporate transaction described above or, in the case of the MS Group, if you were an employee of the MS Group on the closing date of the spin-off of MSCI from the MS Group.]

“Good Reason” means:

(a) any material diminution in your title, status, position, the scope of your assigned duties, responsibilities or authority, including the assignment to you of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to you prior to a Change in Control (including any such diminution resulting from a transaction in which the Company is no longer a public company);

(b) any reduction in your Total Reward that was in existence prior to a Change in Control (for purposes of this clause (b), Total Reward is comprised of your annual base salary, your annual bonus and the grant date fair value of your equity-based incentive compensation awards for the year prior to the year in which your termination of employment occurs);

(c) a relocation of more than 25 miles from the location of your principal job location or office prior to a Change in Control; or

(d) any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which you provide services to the Company;

provided, that you provide the Company with written notice of your intent to terminate your employment for Good Reason within 90 days of your becoming aware of any circumstances set forth above (with such notice indicating the specific termination provision above on which you are relying and describing in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the indicated provision) and that you provide the Company with at least 30 days following receipt of such notice to remedy such circumstances.

“Governmental Employer” means a federal governmental or executive branch department or agency.

“Governmental Service Termination” means the termination of your employment with the Company as a result of your accepting employment at a Governmental Employer and you provide MSCI with satisfactory evidence demonstrating that, as a result of such new employment, the divestiture of your continued interest in MSCI equity awards or continued ownership in MSCI common stock is reasonably necessary to avoid the violation of U.S. federal, state or local, foreign ethics or conflicts of interest law applicable to you at such Governmental Employer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Notice Requirements” means prior written notice to MSCI of at least:

(a) 180 days if you are a member of the MSCI Executive Committee (or a successor or equivalent committee) at the time of notice of resignation; or

(b) 90 days if you are a Managing Director of the Company (or equivalent title) at the time of notice of resignation.

For the avoidance of doubt, employees working or residing outside of the United States may be subject to notice periods mandated under local labor or regulatory requirements which may differ from the Notice Requirements set forth above.

“Proprietary Information” means any information that may have intrinsic value to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets or inventions (whether or not patentable); formulas; flow charts; computer programs, access codes or other systems of information; algorithms, technology and business processes; business, product or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form including, without limitation, physical documents, computer files or discs, videotapes, audiotapes and oral communications.

“Section 409A” means Section 409A of the Code.

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Inc. 2007 Amended and Restated

Equity Incentive Compensation Plan

This Designation of Beneficiary(ies) shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary(ies) supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage
(1)
(2)

Address(es) of Beneficiary(ies):

(1)
(2)

Contingent Beneficiary(ies)

Please also indicate any contingent beneficiary(ies) and to which beneficiary(ies) above such interest relates.

	Beneficiary(ies) Name(s)	Relationship	Nature of Contingency
(1)
(2)

Address(es) of Contingent Beneficiary(ies):

(1)
(2)

Name: (please print)	Date:

Signature

Please sign and return this form to MSCI’s Human Resources Department.

EXHIBIT B

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not defined herein shall have the meanings ascribed to them in this Award Agreement and the Plan.

Terms and Conditions

This Exhibit B includes additional terms and conditions that govern this award of PSUs if you reside and/or work in one of the countries listed below. If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you transfer to another country after the Grant Date, the Committee shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.

Notifications

This Exhibit B also includes information regarding securities, exchange controls, tax and certain other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of January 2015. Such laws are often complex and change frequently. Moreover, there may be other requirements that apply to you that are not described herein (e.g., exchange control reporting requirements that generally apply to any cross border movement of funds). As a result, MSCI strongly recommends that you not rely on the information noted herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time you vest in the PSUs or sell Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and MSCI is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the one in which you are currently residing and/or working, or if you transfer to another country after the Grant Date, the information contained herein may not be applicable to you in the same manner.

AUSTRALIA

Notifications

Securities Law Information. If you acquire Shares under the Plan and subsequently offer the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and you should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

BELGIUM

Notifications

Foreign Asset/Account Reporting Information. You will be required to report any securities (e.g., Shares acquired under the Plan) or bank accounts (including brokerage accounts) held outside of Belgium on your annual tax return. You will also be required to complete a separate report providing the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located.

BRAZIL

Terms and Conditions

Compliance with Law. In accepting the award, you agree to comply with applicable Brazilian laws and agree to report and pay any and all applicable Tax-Related Items associated with the grant and vesting of the PSUs, the sale of the Shares acquired under the Plan and the receipt of any dividend equivalents or dividends with respect to the PSUs or Shares.

Notifications

Exchange Control Information. If you are resident or domiciled in Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is US$100,000 or more. Assets and rights that must be reported include Shares acquired under the Plan.

CANADA

Terms and Conditions

Vesting and Conversion; Dividend Equivalent Payments. These provisions supplement Sections 2 and 3 of the Award Agreement:

For the avoidance of doubt, the discretion to pay Stock Units (including PSUs) or dividend equivalents in cash, rather than in Shares, which is described in Section 8 of the Plan, shall not apply to PSUs granted to Participants in Canada.

Notwithstanding anything in Section 3 of the Award Agreement, any dividend equivalent payments made to you shall be settled in Shares (and not in cash). The number of Shares payable pursuant to such dividend equivalent payments will be calculated by (a) multiplying the declared per Share dividend value by the number of unvested PSUs held by you at the dividend payment date and (b) dividing the result in (a) by the closing price of a Share on the trading day immediately preceding the dividend payment date, with the result in (b) rounded down to the nearest whole Share.

Taxes and Other Withholding Obligations. Notwithstanding anything to the contrary in the Award Agreement or Plan, Participants in Canada may not fulfil their obligations with regard to Tax-Related Items by tendering Shares.

Termination of Employment. This provision replaces Section 21(a) of the Award Agreement.

For purposes of the PSUs and unless otherwise provided in this Section, your employment or service relationship will be considered terminated effective as of the date that is the earlier of (i) the date your employment relationship with the Company is terminated, (ii) the date you receive notice of termination from your employer, or (iii) the date you are no longer actively providing services to the Company, regardless of any notice period or period of pay in lieu of such notice required under any employment law in the country where you reside (including, but not limited to, statutory law, regulatory law and/or common law); the Administrator shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your PSUs (including whether you may still be considered to be providing services while on a leave of absence).

The following terms and conditions apply to residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.

Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la présente convention (« Award Agreement »), ainsi que tous les documents exécutés, avis donnés et procédures judiciaires intentées en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.

Data Privacy. This provision supplements Section 21(d) of the Award Agreement:

You hereby authorize MSCI and MSCI’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and E*TRADE Financial Corporate Services (or any other stock plan service provider as may be selected by MSCI to assist with the Plan) to disclose and discuss the Plan with their respective advisors. You further authorize the Company to record such information and to keep such information in your employee file.

Notifications

Securities Law Information. You are permitted to sell Shares acquired under the Plan through E*TRADE Financial Corporate Services or such other broker designated under the Plan, provided the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which MSCI’s Stock is listed. MSCI’s Stock is currently traded on the New York Stock Exchange (“NYSE”) which is located outside of Canada, under the ticker symbol “MSCI” and Shares acquired under the Plan may be sold through this exchange.

Foreign Asset/Account Reporting Information. You are required to report your foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of such foreign property exceeds C$100,000 at any time during the year. The form must be filed by April 30th of each year. Foreign property includes Shares acquired under the Plan, proceeds from the sale of Shares, and may include the PSUs.

CHILE

Notifications

Securities Law Information. Neither MSCI nor the Shares acquired under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.

Exchange Control and Tax Information. You are not required to repatriate proceeds obtained from the sale of Shares or from dividend equivalents / dividends to Chile; however, if you decide to repatriate proceeds from the sale of Shares and/or dividend equivalents / dividends and the amount of the proceeds to be repatriated exceeds US$10,000, such repatriation must be effected through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office). However, if you do not repatriate the funds and use such funds for the payment of other obligations contemplated under a different Chapter of the Foreign Exchange Regulations, you must sign Annex 1 of the Manual of Chapter XII of the Foreign Exchange Regulations and file it directly with the Central Bank of Chile within the first 10 days of the month immediately following the transaction.

Further, if the value of your aggregate investments held outside of Chile exceeds US$5,000,000 (including the value of Shares acquired under the Plan), you must report the status of such investments annually to the Central Bank using Annex 3.1 of Chapter XII of the Foreign Exchange Regulations.

Finally, if you hold Shares acquired under the Plan outside of Chile, you must inform the Chilean Internal Revenue Service (the “CIRS”) of the details of your investment in the Shares by Filing Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad”. Further, if you wish to receive credit against your Chilean income taxes for any taxes paid abroad, you must report the payment of taxes abroad to the CIRS by filing Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad”. These statements must be submitted electronically through the CIRS website before March 15 of each year: www.sii.cl.

CHINA

Terms and Conditions

The following terms and conditions apply to you if you are subject to exchange control regulations in China (i.e., if you are a PRC national resident in mainland China):

Settlement in Cash Only. Notwithstanding anything in the Award Agreement to the contrary, when the PSUs vest, the value of such PSUs (subject to Sections 7 and 21(b) of the Award Agreement) will be paid to you in cash by your employer and not by MSCI. Further, notwithstanding anything in Section 3 of the Award Agreement to the contrary, any dividend equivalents paid to you shall be paid in cash (and not in Shares). You shall not be entitled to receive and/or hold Shares under the Plan.

FRANCE

Terms and Conditions

Type of Grant. The PSUs are not granted as “French-qualified” PSUs and are not intended to qualify for the specific tax and social security treatment applicable to shares granted for no consideration under Sections L. 225-197 to L. 225-197-6 of the French Commercial Code, as amended.

Consent to Receive Information in English. By accepting the PSUs, you confirm having read and understood the Plan and Award Agreement which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à l’Utilisation de la Langue Anglaise. En acceptant l’attribution (« PSUs »), vous confirmez avoir lu et compris le Plan et le Contrat d’Attribution (« Award Agreement »), qui ont été communiqués en langue anglaise. Vous acceptez les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. If you hold Shares outside of France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with securities (including proceeds realized upon the sale of Shares), the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.

HONG KONG

Vesting and Conversion; Dividend Equivalent Payments. This provision supplements Sections 2 and 3 of the Award Agreement:

If, for any reason, the PSUs vest and Shares are issued to you within six months of the Grant Date, you agree that you will not dispose of any such Shares prior to the six-month anniversary of the Grant Date.

Further, for the avoidance of doubt, the discretion to pay Stock Units (including PSUs) in cash, rather than in Shares, which is described in Section 8 of the Plan, or to pay dividend equivalents in cash shall not apply to PSUs granted to Participants in Hong Kong.

Notwithstanding anything in Section 3 of the Award Agreement, any dividend equivalent payments made to you shall be settled in Shares (and not in cash). The number of Shares payable pursuant to such dividend equivalent payments will be calculated by (a) multiplying the declared per Share dividend value by the number of unvested PSUs held by you at the dividend payment date and (b) dividing the result in (a) by the closing price of a Share on the trading day immediately preceding the dividend payment date, with the result in (b) rounded down to the nearest whole Share.

Securities Law Information. The PSUs and the Shares to be issued upon vesting and settlement of the PSUs are available only to employees of the Company, and are not a public offer of securities. The Award Agreement (including this Exhibit B), the Plan and other incidental communication materials related to the PSUs have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong, and the documents have not been reviewed by any regulatory authority in Hong Kong. The Award Agreement, the Plan and any incidental communication materials are intended only for the personal use of each eligible employee and not for distribution to any other person. You are advised to exercise caution in relation to the PSUs. If you have any question or concerns about the contents of the Award Agreement, the Plan and the incidental communication materials, you should obtain independent professional advice.

Occupational Retirement Schemes Ordinance Information. MSCI specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.

HUNGARY

Terms and Conditions

Settlement in Cash Only. Notwithstanding anything in the Award Agreement to the contrary, when the PSUs vest, the value of such PSUs (subject to Sections 7 and 21(b) of the Award Agreement) will be paid to you in cash by your employer and not by MSCI.

Further, notwithstanding anything in Section 3 of the Award Agreement to the contrary, any dividend equivalents paid to you shall be paid in cash (and not in Shares). You shall not be entitled to receive and/or hold Shares under the Plan.

INDIA

Notifications

Exchange Control Information. You must repatriate any cash dividend equivalents or dividends to India within 180 days of receipt. Further, you must repatriate any funds received from the sale of Shares acquired under the Plan to India within 90 days of receipt. You should obtain evidence of the repatriation of funds in the form of a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company requests proof of repatriation. You are also responsible for complying with any other exchange control laws in India that may apply to the PSUs or the Shares acquired under the Plan.

Foreign Asset/Account Reporting Information. You are required to declare any foreign bank accounts and any foreign financial assets (including Shares acquired under the Plan, proceeds from the sale of Shares, dividend equivalents or dividends and, possibly, the PSUs) in your annual tax return.

ITALY

Terms and Conditions

Data Privacy. This provision replaces Section 21(d) of the Agreement:

You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all PSUs or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”) and will process such Data for the exclusive purpose of implementing, managing and administering the Plan and in compliance with applicable laws and regulations.

You also understand that providing MSCI with Data is mandatory for compliance with local law and necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for MSCI to perform its contractual obligations and may affect your ability to participate in the Plan. The controllers of personal data processing are MSCI Inc., with registered offices at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, and MSCI Limited, with registered offices at Via Larga, 7, 2nd Floor, 20122 Milan Italy, which is also MSCI’s representative in Italy for privacy purposes pursuant to Legislative Decree no. 196/2003.

You understand that Data will not be publicized, but it may be accessible by MSCI and its internal and external personnel in charge of processing of such Data and by the data processor (the “Processor”), if any. An updated list of Processors and other transferees of Data is available upon request from MSCI. Furthermore, Data may be transferred to E*TRADE Financial Corporate Services, Inc. (MSCI’s designated brokerage firm) and any banks, other financial institutions, or other brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by MSCI. You further understand that MSCI and its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that MSCI and/or any Subsidiary may each further transfer Data to third parties assisting MSCI in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any Shares acquired upon vesting of the PSUs. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the sole purpose of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be acting as controllers, Processors or persons in charge of processing, as the case may be, in accordance with local law and may be located in or outside the European Economic Area in countries such as in the U.S. that might not provide the same level of protection as intended under Italian data privacy laws. Should MSCI exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto as the processing is necessary to the performance of contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing. You should contact MSCI in this regard.

Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment. In accepting the grant of the PSUs, you acknowledge that you have received a copy of the Plan and the Award Agreement and have reviewed the Plan and the Award Agreement, including this Exhibit B, in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement, including this Exhibit B.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Award Agreement and this Exhibit B: Section 2: Vesting and Conversion; Section 3: Dividend Equivalent Payments; Section 4: Termination of Employment; Section 6: Cancellation of Awards; Section 7: Taxes and Other Withholding Obligations; Section 13: No Entitlements; Section 14: No Advice Regarding Grant; Section 17: Award Modification and Section 409A; Section 19: Governing Law; Venue; Section 21: Non-U.S. Participants (including the Data Privacy provision, as replaced by the above).

Notifications

Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, you hold foreign financial assets (including cash and Shares) which may generate income taxable in Italy, you are required to report these assets on your annual tax return (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to you if you are the beneficial owner of foreign financial assets under Italian money laundering provisions.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. If you hold assets (e.g., Shares acquired under the Plan, proceeds from the sale of Shares and, possibly, PSUs) outside of Japan with a value exceeding ¥50 million as of December 31 of any calendar year, you are required to file a report with the Japanese tax authorities by March 15th of the following year.

KOREA

Notifications

Exchange Control Information. If you realize US$500,000 or more from the sale of Shares in a single transaction, you will be required to repatriate the sale proceeds to Korea within 18 months of the sale.

Foreign Asset/Account Reporting Information. You must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).

MEXICO

Terms and Conditions

Plan Document Acknowledgment. By accepting the PSUs, you acknowledge that you have received a copy of the Plan and the Award Agreement, including this Exhibit B, which you have reviewed. You acknowledge further that you accept all the provisions of the Plan and the Award Agreement, including this Exhibit B. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in Sections 13 and 21(c) of the Award Agreement, which clearly provide as follows:

(1)	Your participation in the Plan does not constitute an acquired right;

(2)	The Plan and your participation in it are offered by MSCI on a wholly discretionary basis;

(3)	Your participation in the Plan is voluntary; and

(4)	The Company is not responsible for any decrease in the value of any Shares acquired upon settlement of the PSUs.

Labor Law Acknowledgement and Policy Statement. By accepting the PSUs, you acknowledge that MSCI, Inc., with registered offices at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of the PSUs and any acquisition of Shares under the Plan do not constitute an employment relationship between you and MSCI because you are participating in the Plan on a wholly commercial basis and your sole employer is MSCI, S. de R.L. de C.V., at Equus Torre Norte, Av. Ricardo Margain #444, Piso 8, Col. Valle del Campestre, San Pedro Garza García, NL,C.P. 66268 Monterrey, Mexico (“MSCI-Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and MSCI-Mexico and do not form part of the employment conditions and/or benefits provided by MSCI-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of MSCI; therefore, MSCI reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, subject to Sections 13 and 21(c) of the Award Agreement, without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against the Company for any compensation or damages regarding any amendment or discontinuation of the Plan or the loss of benefits derived under the Plan, and you therefore grant a full and broad release to the Company, its affiliates, branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim related thereto that may arise.

Spanish Translation

Reconocimiento del Acuerdo. Al aceptar las unidades de Acciones Restringidas, usted reconoce que ha recibido una copia del Plan, y el Acuerdo, inclusive este anexo B, el cual ha tenido oportunidad de revisar. Usted reconoce, además, que acepta todas las disposiciones del Plan y el Acuerdo, incluyendo este anexo B. Usted también reconoce que ha leído y de forma expresa aprueba los términos y condiciones establecidos en la seccion 13 del Acuerdo, que claramente dispone lo siguiente:

(1)	Su participación en el Plan no constituye un derecho adquirido;

(2)	El Plan y su participación en el Plan se ofrecen por la Compañía en forma totalmente discrecional;

(3)	Su participación en el Plan es voluntaria; y

(4)	La Compañía y sus Afiliadas no son responsables de ninguna disminución en el valor de las acciones adquiridas en la obtención de las unidades de Acciones Restringidas.

Reconocimiento de Ausencia de Relación Laboral y Declaración de la Política. Al aceptar las Unidades de Acciones Restringidas, usted reconoce que MSC ,Inc. (“MSCI”) con oficinas registradas en 7 World Trade Center, 250 Greenwich Street, Piso 49, New York, New York 10007 es el único responsable de la administración del Plan. Además, usted acepta que su participación en el Plan, la concesión de las unidades de Acciones Restringidas y cualquier adquisición de acciones en el marco del Plan no constituyen una relación laboral entre usted y MSCI, porque usted está participando en el Plan en su totalidad sobre una base comercial y su único empleador es MSCI, S. de R.L. de C.V., de Equus Torre Norte, Av. Ricardo Margain #444, Piso 8, Col. Valle del Campestre, San Pedro Garza García, NL,C.P. 66268 Monterrey, Mexico (“MSCI-Mexico”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que pueden derivarse de la participación en el Plan no establece ningún derecho entre usted y MSCI-Mexico y que no forman parte de las condiciones de empleo y / o prestaciones previstas por MSCI-Mexico, y cualquier modificación del Plan o la terminación de su contrato no constituirá un cambio o deterioro de los términos y condiciones de su empleo.

Además, usted reconoce que su participación en el Plan es derivada de una decisión discrecional y unilateral de la Compañía, por lo que la Compañía se reserva el derecho absoluto a modificar y / o suspender su participación en el Plan en cualquier momento, en términos de la cláusula 17 del Acuerdo, sin responsabilidad alguna para con usted.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted otorga un amplio y total finiquito a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

NETHERLANDS

Terms and Conditions

Data Privacy. This provision replaces Section 21(d) of the Award Agreement:

You understand that MSCI and the Subsidiary that employs you may hold certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, shares of stock or directorships held in MSCI, details of all PSUs granted, or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, managing and administering the Plan.

You also understand that providing MSCI with the Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for MSCI to perform its contractual obligations and may affect your ability to participate in the Plan.

The Controller of the processing activities under the Plan is MSCI, Inc., with its registered offices at 7 World Trade Center, 250 Greenwich Street, 49th Floor, New York, New York 10007, and its representative in the Netherlands is IPD Nederland B.V., at Busplein 30, 1315 KV Almere, Postbus 1005, 1300 BA.

You understand that Data will be transferred to the stock plan service provider or other third parties assisting MSCI (presently or in the future) with the implementation, management and administration of the Plan. These service providers only act upon the explicit instructions of the Controller and do not process Data for any other purpose. In addition, MSCI has ensured that these service providers have appropriate technical and organizational security measures in place to guarantee an adequate level of protection. Likewise, as part of the processing operations, MSCI will from time to time need to make some of the Data available to judicial and regulatory authorities (including the tax authorities), and to its accountants, auditors, lawyers and other outside professional advisers, to implement, administer and manage your participation in the Plan. You understand that the recipients of Data may be located in the U.S. or elsewhere and that the recipients’ country (e.g., the U.S.) may have different data privacy laws and protection than your country. When appropriate, the Controller will take the appropriate steps to guarantee an adequate level of protection similar to the level of protection of your country.

The Controller will take steps to ensure the Data is accurate and up-to-date. From time to time you will be required to review and update the Data. The Data will only be held for as long as it is appropriate for the implementation, administration and management of your participation in the Plan. You understand that, you have the right to, without limitation, access, delete, update, correct, or block the Data processing.

Furthermore, you are aware that Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

NORWAY

There are no country-specific provisions.

PHILIPPINES

Terms and Conditions

Settlement in Cash Only. Notwithstanding anything in the Award Agreement to the contrary, when the PSUs vest, the value of such PSUs (subject to Sections 7 and 21(b) of the Award Agreement) will be paid to you in cash by your employer and not by MSCI. Further, notwithstanding anything in Section 3 of the Award Agreement to the contrary, any dividend equivalents paid to you shall be paid in cash (and not in Shares). You shall not be entitled to receive and/or hold Shares under the Plan.

PORTUGAL

Terms and Conditions

Consent to Receive Information in English. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Award Agreement.

Conhecimento da Lingua. Você expressamente declara ter pleno conhecimento do idioma inglês e ter lido, entendido e totalmente aceito e concordou com os termos e condições estabelecidas no plano e no acordo.

Notifications

Exchange Control Information. If you receive Shares upon vesting and settlement of the PSUs, the acquisition of the Shares should be reported to the Banco de Portugal for statistical purposes. If the Shares are deposited with a commercial bank or financial intermediary in Portugal, such bank or financial intermediary will submit the report on your behalf. If the Shares are not deposited with a commercial bank or financial intermediary in Portugal, you are responsible for submitting the report to the Banco de Portugal.

SINGAPORE

Notifications

Securities Law Information. The award of PSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the PSUs are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares subject to the PSUs in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA. MSCI’s Stock is currently traded on the NYSE, which is located outside of Singapore, under the ticker symbol “MSCI” and Shares acquired under the Plan may be sold through this exchange.

Director Notification Obligation. If you are a director, associate director or shadow director1 of a Singapore Subsidiary, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when you receive or dispose of an interest (e.g., PSUs, Shares) in MSCI or any related company. These notifications must be made within two business days of acquiring or disposing of any interest in MSCI or any related company or within two business days of becoming a director if such an interest in MSCI or any related company exists at the time.

SOUTH AFRICA

Terms and Conditions

Tax and Other Withholding Obligations. The following provision supplements Sections 7 and 21(b) of the Award Agreement:

By accepting the PSUs, you agree that, immediately upon vesting and settlement of the PSUs, you will notify your employer of the amount of any gain realized. If you fail to advise your employer of the gain realized upon vesting and settlement, you may be liable for a fine. You will be solely responsible for paying any difference between the actual tax liability and the amount withheld by MSCI and/or your employer.

Notifications

Exchange Control Information. Because no transfer of funds from South Africa is required with respect to the PSUs, no filing or reporting requirements should apply when the PSUs are granted or when Shares are issued upon vesting and settlement of the PSUs. However, because the exchange control regulations are subject to change, you should consult your personal advisor prior to vesting and settlement of the PSUs to ensure compliance with current regulations. You are responsible for ensuring compliance with all exchange control laws in South Africa.

[1]	A shadow director is an individual who is not on the board of directors of a company but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Sections 13 and 21(c) of the Award Agreement:

In accepting the grant of the PSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that MSCI has unilaterally, gratuitously and in its sole discretion decided to grant PSUs to individuals who may be employees of the Company throughout the world. The decision is limited and entered into based upon the express assumption and condition that any grant will not bind the Company, other than as expressly set forth in the Award Agreement. Consequently, you understand that the PSUs are granted on the assumption and condition that the PSUs and any Shares acquired upon settlement of the PSUs are not part of any employment contract (whether with MSCI or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever.

You acknowledge that you have read and specifically accept the conditions referred to in Sections 1, 2 and 4 of the Award Agreement.

Finally, you understand that this grant would not be made to you but for the assumptions and conditions referred to herein; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the PSUs shall be null and void.

Notifications

Securities Law Information. No “offer to the public,” as defined under Spanish Law, has taken place or will take place in the Spanish territory in connection with the PSUs. The Plan, the Award Agreement (including this Exhibit B) and any other documents evidencing the grant of the PSUs have not been, nor will they be, registered with the Comisión Nacional del Mercado de Valores (the Spanish securities regulator), and none of those documents constitutes a public offering prospectus.

Exchange Control Information. You must declare the acquisition, ownership and disposition of stock in a foreign company (including Shares acquired under the Plan) to the Spanish Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Economy and Competitiveness. Generally, the declaration must be filed in January for Shares acquired or disposed of during the prior year and/or for Shares owned as of December 31 of the prior year; however, if the value of the Shares acquired under the Plan and/or the amount of the sale proceeds exceeds €1,502,530, the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, you may be required to declare electronically to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including any Shares acquired under the Plan) and any transactions with non-Spanish residents (including any payments of Shares made to you by the Company) depending on the value of such accounts and instruments and the amount of the transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, you will generally be required to report all foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. Generally, you will only be required to report on an annual basis (by January 20 of each year); however, if the balances in your foreign accounts together with value of your foreign instruments or the volume of transactions with non-Spanish residents exceed €100,000,000, more frequent reporting will be required. Additional information regarding this requirement is available on the Bank of Spain website at http://app.bde.es/clf_www/leyes.jsp?id=110740.

Foreign Asset/Account Reporting Information. You are required to report rights or assets deposited or held outside of Spain (including Shares acquired under the Plan or cash proceeds from the sale of such Shares) as of December 31 of each year, if the value of such rights or assets exceeds €50,000 per type of right or asset.2 After such rights and/or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. If reporting is required, you must file the report on form 720 by March 31 following the end of the relevant year. A link to form 720, as well as the regulations under which form 720 was approved and a set of FAQs related to the filing of form 720, is available at http://www.agenciatributaria.es/AEAT.internet/Modelos_formularios/ modelo_720.shtml.

SWEDEN

There are no country-specific provisions.

[2]	The following are the different types of rights and assets subject to the requirement:

(i) Current accounts, saving accounts, credit accounts, saving deposits and any other type of accounts or deposits in which you are the titleholder, or in which you are a representative, authorized person or beneficiary, or in which you have disposal powers (including accounts holding Shares acquired under the Plan or cash proceeds from the sale of such Shares);

(ii) Securities, shares, rights and participations in any kind of entities or in investment funds, insurance and life or temporary annuities, deposited, managed or obtained abroad (including Shares acquired under the Plan); and

(iii) Real estate or rights on real estate located outside of Spain.

SWITZERLAND

Notifications

Securities Law Information. The grant of the PSU is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The PSUs granted under the Plan are being offered only to eligible employees of the Company and are in the nature of providing equity incentives to eligible employees of the Company. Any documents related to the PSUs, including the Plan, the Award Agreement and any other grant documents (“Award Documents”), are intended for distribution only to such eligible employees and must not be delivered to, or relied on by, any other person.

The Dubai Financial Services Authority has no responsibility for reviewing or verifying any Award Documents and has not approved the Award Documents or taken steps to verify the information set out in them, and thus, is not responsible for their content.

The PSUs to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities.

Participants should, as prospective stockholders, conduct their own due diligence on the securities. If you do not understand the contents of the Award Documents, you should consult an authorized financial advisor.

UNITED KINGDOM

Terms and Conditions

Taxes and Other Withholding Obligations. The following provisions supplement Sections 7 and 21(b) of the Award Agreement:

If payment or withholding of income taxes is not made within ninety (90) days of the end of the U.K. tax year (April 6—April 5) in which such event giving rise to the income tax liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), you understand and agree that the amount of any uncollected income tax will constitute a loan owed by you to your employer, effective on the Due Date. You understand and agree that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable by you, and MSCI and/or your employer may recover it at any time thereafter by any of the means referred to in Sections 7 and 21(b) of the Award Agreement.

Notwithstanding the foregoing, you understand and agree that if you are a director or an executive officer of MSCI (as within the meaning of Section 13(k) of the Exchange Act), you will not be eligible for such a loan to cover the income tax. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, you understand that the amount of any uncollected Tax-Related Items may constitute a benefit to you on which additional income tax and national insurance contributions (“NICs”) may be payable. You understand and agree that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing MSCI or your employer (as appropriate) for the value of any employee NICs due on this additional benefit which MSCI or your employer may recover from you by any of the means referred to in Sections 7 and 21(b) of the Award Agreement.